EXHIBIT 10.7

AMENDMENT NUMBER ONE TO THE
GENUINE PARTS COMPANY
TAX-DEFERRED SAVINGS PLAN

     This Amendment to The Genuine Parts Company Tax-Deferred Savings Plan is adopted by Genuine Parts Company (the “Company”), effective as of the date set forth herein.

W I T N E S S E T H:

     WHEREAS, the Company maintains The Genuine Parts Company Tax-Deferred Savings Plan (the “Plan”), and such Plan is currently in effect; and

     WHEREAS, the Company desires that the Plan allow Participants to request the Trustee to invest their Accounts in specified percentages among the various mutual funds selected by the Company; and

     WHEREAS, the Company wishes to provide for daily valuation of Participants’ Accounts; and

     WHEREAS, the Company wishes to make other changes to the Plan;

     NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:

1.

     Section 4.02 is deleted in its entirety and a new Section 4.02 is substituted in lieu thereof to read as follows:

     “Section 4.02 Investment.

          (a) Each Participant may request the Trustee (following such procedures as may be specified by the Committee) to allocate or reallocate such Participant’s Account among the investment alternatives that are made available from time to time, in 10% increments; provided that such increments shall always add up to 100%.

          (b) An investment request, if approved by the Trustee, shall be effective as soon as administratively feasible following the date the investment request is delivered to the Committee.

          (c) A Participant’s initial investment request shall allocate his entire Account, together with all subsequent contributions to the Account, among the investment alternatives, for so long as such election remains in effect.

          (d) Investment requests approved by the Trustee shall remain in effect until the Trustee approves new investment requests. New requests may be made on any business day of the year in the same manner as set forth in Section 4.02(a). New requests shall allocate the Participant’s Account among the investment alternatives for existing Account balances, future contributions, or both.

          (e) If a Participant fails to allocate or reallocate his Account balance among the investment alternatives in an amount equal to 100%, then upon the Trustee’s approval of the investment request, the Participant shall be deemed to have requested that his Account (or relevant portion thereof) shall be invested in the investment alternative that, in the Trustee’s determination, best preserves the principal amount of the Participant’s Account.

          (f) The Committee shall select such investment alternatives as are deemed appropriate and shall notify affected Participants of such investment alternatives. The Committee may modify, eliminate, or select new investment alternatives from time to time and shall notify affected Participants of such changes and solicit new investment requests, if appropriate.

          (g) The Committee shall credit each Participant’s Account with earnings, losses and changes in fair market value experienced by the investment alternatives on each business day that Plan assets are traded on a national exchange, or such other day as selected by the Committee.”

2.

     This Amendment shall be effective June 1, 1996. Except as amended herein, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, Genuine Parts Company has caused this Amendment to the Plan to be executed on the date shown below, but effective as of the date indicated above.

GENUINE PARTS COMPANY

By:

Date:

Attest: